Exhibit 99.1

The Honest Company Reports Second Quarter 2022 Results
Revenue Exceeds Expectations, Growth Initiatives Remain on Track
Updates Full Year 2022 Outlook for Cost Pressures

LOS ANGELES, Calif. – August 12, 2022 – The Honest Company (NASDAQ: HNST), a digitally native, mission-driven brand focused on leading the clean lifestyle movement, today reported financial results for the three and six months ended June 30, 2022.

Highlights

•Second quarter revenue growth of 5%, led by a 9% increase in diapers and wipes
•Strategic initiatives remain on track for execution of innovation, new retail distribution and pricing
•Maintains full year 2022 revenue outlook, reflecting mid-single digit growth for the remainder of the year
•Updates full year gross margin outlook, which reflects sequential improvement in the second half of 2022
•Updates full year Adjusted EBITDA(1) outlook, including positive Adjusted EBITDA expected in the fourth quarter
____________

(1) We do not provide guidance for the most directly comparable GAAP measure, net loss, and similarly cannot provide a reconciliation between our adjusted EBITDA outlook and net loss without unreasonable effort due to the unavailability of reliable estimates for certain components of net loss, including litigation expenses, and the respective reconciliations. These items are not within our control and may vary greatly between periods and could significantly impact our financial results calculated in accordance with GAAP.

“I’m pleased we delivered mid-single digit revenue growth in the quarter despite an uncertain consumer environment. The Honest brand continues to resonate with today’s conscious consumer, as reflected in our strong consumption trends, healthy growth in our digital channel, and continued new distribution wins,” said Chief Executive Officer Nick Vlahos.

“We are maintaining our revenue growth outlook in the second half of the year. Given cost pressures that continue to impact the industry and Honest, we have put plans in place to mitigate the impact of inflation, including pricing, margin-accretive innovation, and cost savings, which we’re confident will drive long-term gross margin improvement. At the same time, we continue supporting our long-term growth plans by funding high-return initiatives that are expected to increase consumer demand, elevate our digital platform, and deliver a robust innovation pipeline for 2023 and beyond. Our 2022 outlook continues to expect sequential Adjusted EBITDA improvement over the back half of the year, and positive Adjusted EBITDA in the fourth quarter.”

Second Quarter Results

This press release includes non-GAAP financial measures. See “Use of Non-GAAP Financial Measures” at the end of this press release for more information.

Revenue increased 5% to $78 million for the second quarter of 2022 compared to the second quarter of 2021. The increase in revenue for the second quarter of 2022 reflects strong performance with 9% revenue growth in Diapers and Wipes and 15% revenue growth in Household and Wellness, partially offset by a modest decline in Skin and Personal Care primarily due to a shift in timing of shipments to support an annual promotional event with a key club retailer.

Second Quarter 2022 Revenue by Product Category

	For the three months ended June 30,
	2022	2021	% change
(Unaudited, in thousands, except percentages)
Diapers and Wipes	$51,901	$47,831	9%
Skin and Personal Care	23,275	23,866	(2)
Subtotal core product categories(1)	75,176	71,697	5
Household and Wellness	3,317	2,879	15
Total Revenue	$78,493	$74,576	5%
____________

(1) Core product categories are defined as Diapers and Wipes and Skin and Personal Care combined.

Revenue by product category was as follows:

•Diapers and Wipes:
◦Revenue from Diapers and Wipes, which represented 66% of total second quarter revenue, increased 9% in the second quarter of 2022 compared to the second quarter of 2021 as the inventory investment made in wipes in the first half of the year supported strong consumer demand, as well as growth in sales of our Clean Conscious Diaper. We also saw strong consumption growth across the Digital and Retail channels in the second quarter of 2022, which outpaced category growth in the quarter(1).

•Skin and Personal Care:
◦Revenue from Skin and Personal Care, which represented 30% of total second quarter revenue, decreased 2% in the second quarter of 2022 compared to the second quarter of 2021. This reflected a decrease in personal care product sales due to a shift in the timing of shipments to support an annual promotional event at a key club retailer. The timing shift resulted in increased sales in the second quarter of 2021, impacting the growth rate in the second quarter of 2022 by roughly 11%. Notably, our beauty business saw continued growth behind the performance of our hero products and new innovation, partially offset by inventory and supply chain challenges. Honest consumption for our beauty business outpaced category growth for both skin and color in the second quarter(1).

•Household and Wellness:
◦Revenue from Household and Wellness, which represented 4% of total second quarter revenue, increased 15% in the second quarter of 2022 compared to the second quarter of 2021, driven by our sales of sanitization wipes, the launch of our new wellness supplement line and higher royalty revenue from our baby clothing line.
______________________

(1) According to independent third-party data.

Second Quarter 2022 Revenue by Channel

	For the three months ended June 30,
	2022	2021	% change
(Unaudited, in thousands, except percentages)
Digital	$37,871	$34,820	9%
Retail	40,622	39,756	2
Total Revenue	$78,493	$74,576	5%

	For the three months ended June 30,
	2022	2021
(Unaudited, as a percentage of revenue)
Digital	48%	47%
Retail	52%	53%
Total Revenue	100%	100%

Digital revenue increased 9%, primarily driven by strong orders from a key digital partner ahead of a national promotional event, in comparison to the prior year reduction of inventory by the same key digital partner, partially offset by a decrease in revenue on Honest.com, as consumers return to in-store shopping.

Retail revenue increased 2% due to strong performance in tracked channels, reflecting all-time record performance at two key retailers, mitigating the timing shift of a prior year promotional event at a key club customer. Retail revenue also reflected shipments to several new retail partners that we expect will accelerate in the back half of the year, primarily in the fourth quarter of 2022.

Gross margin was 30% in the second quarter of 2022 compared to 36% in the second quarter of 2021 and flat compared to the first quarter of 2022. The decline in gross margin was driven by elevated raw material and inbound freight costs, as well as a higher level of trade spend to support retail distribution expansion. In addition, gross margin was impacted by a one-time transition costs related to a fulfillment center cost savings initiative. These factors were partially offset by price increases that went into effect in January and June of the current year, as well as cost savings programs.

Operating expenses were down roughly $12 million in the second quarter of 2022 compared to the second quarter of 2021. Selling, general and administrative expenses were significantly lower, primarily due to non-recurring IPO-related expenses in the year-ago period. Our marketing investment remained above 15% of sales as we continue to support strong brand growth.

Net loss for the second quarter of 2022 was $10 million, compared to net loss of $20 million during the second quarter of 2021.

Adjusted EBITDA for the second quarter of 2022 was negative $5 million. See the reconciliation of adjusted EBITDA, a non-GAAP financial measure, to net loss in the table at the end of this press release.

We ended June 30, 2022 with $67 million in cash, cash equivalents and short-term investments and no debt on our balance sheet. Our balance sheet reflects a $13 million increase in inventory in the first half of the year to proactively manage supply chain constraints and a $5 million increase in accounts receivable reflecting the growth in our Retail channel business.

Business Highlights:

•Retail consumption outpaced category growth based on third-party consumption data for the 12 weeks ended June 12, 2022 versus June 13, 2021. Honest’s diaper, wipes and baby personal care products consumption grew 12%, 20%, and 15%, respectively, significantly outpacing the category, where diapers grew 9%, wipes grew 10%, while baby personal care declined 5%.

•Completed innovation launches in 2022
◦Concealer line with 16 shades focusing on multi-use skin benefit was introduced in the second quarter
◦Clearing skin line, focusing on treating acne with cleanser, serum and spot treatment was introduced exclusively at Ulta and Honest.com in the third quarter
◦Launch of our new volumizing clean mascara available in multiple large retailers beginning in the third quarter
◦Launch of our new wellness supplement line, focusing on new products in sleep, stress, immunity and hair health in-store at GNC and Honest.com was introduced in the third quarter

•Omnichannel distribution with key strategic partners
◦Honest products launched on walmart.com in the second quarter, with national Walmart in-store expansion of diapers, wipes, and select personal care products in over 2,000 stores to occur in the fall of 2022
◦Launched Ulta distribution across the United States in late second quarter
◦Launched supplements and other personal care items online and in-store with GNC in the third quarter
◦Launched the Honest brand internationally with SuperOrdinary, a leading distribution partner in the Asian beauty market
◦Expanding distribution with new and existing strategic partners, Publix, BJs and Shoppers Drug Mart, in the second half of 2022

Full Year 2022 Outlook

Revenue

•Full Year 2022 revenue outlook remains unchanged and is expected to be approximately flat compared to 2021
•Revenue outlook reflects mid-single digit growth over the remainder of the year compared to 2021, with the fourth quarter expected to outpace the third quarter

Adjusted EBITDA(1)

Full year 2022 Adjusted EBITDA outlook reflects higher cost pressures and is now expected to be a loss in the range of negative $10 million to negative $20 million, with the Company anticipating sequential improvement over the second half of 2022, and positive Adjusted EBITDA in the fourth quarter.
____________________

(1) We do not provide guidance for the most directly comparable GAAP measure, net loss, and similarly cannot provide a reconciliation between our adjusted EBITDA outlook and net loss without unreasonable effort due to the unavailability of reliable estimates for certain components of net loss, including litigation expenses, and the respective reconciliations. These items are not within our control and may vary greatly between periods and could significantly impact our financial results calculated in accordance with GAAP.

We continue to project full year 2022 revenue to be approximately flat versus full year 2021, reflecting mid-single digit growth for the remainder of the year. We expect factors impacting the second half of the year to include the benefit of price increases executed in June and earlier increases in January of this year, recent innovation, including our concealer, mascara, wellness supplements, and clearing skin line launches, and expanded distribution in Walmart, Ulta, GNC, and SuperOrdinary. We expect revenue to sequentially increase each quarter, with the greatest increase expected in the fourth quarter.

Importantly, growth in our core product categories – Diapers and Wipes, and Skin and Personal Care – is expected to be mid- to high-single digits for the remainder of 2022, reflecting modest growth in the third quarter, followed by an acceleration in the fourth quarter driven by product innovation and distribution gains with a number of new strategic retail partners.

Due to continued rising inflationary pressures, we are updating our outlook for full year gross margin and Adjusted EBITDA. Gross margin is now expected to be between 30% and 32%, reflecting sequential improvement in the third and fourth quarters. Adjusted EBITDA is expected to be a loss in the range of negative $10 million to negative $20 million. We continue to employ cost mitigation initiatives to address cost pressures, including price increases and productivity improvements, as well as recognizing the benefit of a growing revenue base. Notwithstanding, these initiatives, we expect to continue to invest in our digital platform, particularly in the consumer-facing areas of Honest.com and personalization and loyalty programs, as well as new product innovation.

We continue to expect the basic and diluted shares outstanding to be approximately 92 million.

We expect stock-based compensation, depreciation and amortization and interest and other (income) expense, net to be approximately $6 million in aggregate in each of the third and fourth quarters.

Webcast and Conference Call Information

A webcast and conference call to discuss second quarter 2022 results is scheduled for today, August 12, 2022, at 9:00 a.m. Pacific time/12:00 p.m. Eastern time. Those interested in participating in the conference call by phone, please go to this link https://register.vevent.com/register/BI92b1671b5bde461a8b64164385df07ae, and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time. A live webcast of the conference call will be available online at: https://investors.honest.com. A replay of the webcast will remain available on the Company’s website for one year.

Forward-Looking Statements

This press release and earnings call referencing this press release contain forward-looking statements about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations or financial condition, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will” or “would” or the negative of these words or other similar terms or expressions. These forward-looking statements include, but are not limited to, statements concerning the following:

•our expectations regarding our revenue, cost of revenue, operating expenses, gross margin, adjusted EBITDA and other operating results, in particular with respect to our 2022 outlook, including our challenges in the first half of the year, and the anticipated strength of our businesses and capabilities in the second half of the year;
•our strategic initiatives and priorities, including the timing, focus and cadence of our marketing, innovation, and distribution and costovation strategies;
•our ability to offset commodity prices, labor costs, input cost and transportation cost inflation with price increases, productivity or investing in digital capabilities;
•our ability to drive innovation, maintain cost discipline, invest in digital capabilities, expand our distribution footprint, and execute our pricing strategies to position Honest for long-term growth;
•consumer acceptance of our price increases and the ability of those price increases to help to offset inflationary pressures and benefit our financial results;
•our planned innovation and expected plans for new distribution in 2022;
•our belief that consumer demand for natural and clean products will continue to outpace conventional offerings, and that Honest is poised to capture this modern consumer through its omnichannel business model;
•our expectation that we will return to revenue growth over the remainder of 2022 as we introduce new innovation, expand with new strategic retail partners and improve the digital experience on Honest.com;
•our ability to implement our strategy to deliver sustained long-term growth;
•that our strategy will continue to deliver behind pricing actions, reflecting the health of our brand, distribution gains, and tight cost management;
•that our investments in innovation and digital capability will fuel long-term growth;
•our ability to effectively manage our growth;

•our ability to acquire new consumers and successfully retain existing consumers, including their level of spend with us;
•our expansion with retail and digital partners;
•our ability to bring new products to market and to identify and successfully launch new category adjacencies;
•anticipated trends, growth rates, and challenges in our business and in the markets in which we operate;
•the effect of COVID-19 or other public health crises or macroeconomic factors on our business and the global economy, including shifting consumer demand between our Digital and Retail channels and the impact from supply chain disruptions;
•our continued revenue growth through our omnichannel strategy and ability to capture growth in whitespace opportunities in the Retail channel;
•expectations regarding consumer demand and the timing and amount of orders from key customers; and
•our ability to achieve or sustain our profitability.

You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this press release primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results.

The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in the section titled “Risk Factors” in the Annual Report, on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission on March 28, 2022, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the Securities and Exchange Commission on May 13, 2022, and subsequent filings with the Securities and Exchange Commission. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release or the earnings call referencing this press release. The results, events and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

In addition, statements that contain “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this press release. While we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.

The forward-looking statements made in this press release and the earnings call referencing this press release relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments.

About The Honest Company

The Honest Company (NASDAQ: HNST) is a mission-driven, digitally-native brand focused on leading the clean lifestyle movement, creating a community for conscious consumers and seeking to disrupt multiple consumer product categories. Since its launch in 2012, Honest has been dedicated to creating thoughtfully formulated, safe and effective personal care, beauty, baby and household products, which are available via Honest.com, third-party ecommerce partners and approximately 45,000 retail locations across the United States, Canada and Europe. Based in Los Angeles, CA, the Company’s mission, to inspire everyone to love living consciously, is driven by its values of transparency, trust, sustainability and a deep sense of purpose around what matters most to its consumers: their health, their families and their homes. For more information about the Honest Standard and the Company, please visit www.honest.com.

Investor Contacts:
Steve Austenfeld
saustenfeld@thehonestcompany.com

Elizabeth Bouquard
ebouquard@thehonestcompany.com

Investor Inquiries:
investors@thehonestcompany.com

Media Contact:
Jennifer Kroog Rosenberg
jrosenberg@thehonestcompany.com

The Honest Company, Inc.
Condensed Consolidated Statements of Comprehensive Loss
(Unaudited)
(in thousands, except share and per share amounts)

	For the three months ended June 30,		For the six months ended June 30,
	2022	2021	2022	2021

Revenue	$78,493	$74,576	$147,212	$155,607
Cost of revenue	54,929	47,633	103,021	100,284
Gross profit	23,564	26,943	44,191	55,323
Operating expenses
Selling, general and administrative	19,965	30,091	39,576	46,788
Marketing	12,515	14,009	25,981	28,182
Research and development	1,823	2,345	3,919	3,991
Total operating expenses	34,303	46,445	69,476	78,961
Operating loss	(10,739)	(19,502)	(25,285)	(23,638)
Interest and other income (expense), net	747	(510)	686	(836)
Loss before provision for income taxes	(9,992)	(20,012)	(24,599)	(24,474)
Income tax provision	20	22	40	44
Net loss	$(10,012)	$(20,034)	$(24,639)	$(24,518)
Net loss per share attributable to common stockholders:
Basic and diluted	$(0.11)	$(0.17)	$(0.27)	$(0.32)
Weighted-average shares used in computing net loss per share attributable to common stockholders:
Basic and diluted	92,052,347	68,079,387	91,796,489	51,184,615

Other comprehensive income (loss)
Unrealized loss on short-term investments, net of taxes	(2)	(24)	(79)	(106)
Comprehensive loss	$(10,014)	$(20,058)	$(24,718)	$(24,624)

The Honest Company, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share amounts)

	June 30, 2022	December 31, 2021	June 30, 2021

Assets
Current assets
Cash and cash equivalents	$40,348	$50,791	$41,438
Short-term investments	26,506	42,388	53,673
Accounts receivable, net	37,074	31,784	27,396
Inventories	88,350	75,668	82,413
Prepaid expenses and other current assets	13,580	13,165	10,698
Total current assets	205,858	213,796	215,618
Operating lease right-of-use asset	33,015	—	—
Property and equipment, net	14,957	52,952	54,774
Goodwill	2,230	2,230	2,230
Intangible assets, net	405	440	476
Other assets	3,110	3,179	4,010
Total assets	$259,575	$272,597	$277,108
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$36,241	$28,743	$32,709
Accrued expenses	25,855	19,003	17,612
Deferred revenue	775	731	775
Total current liabilities	62,871	48,477	51,096
Long term liabilities
Lease financing obligation, net of current portion	—	37,527	37,983
Operating lease liabilities, net of current portion	33,723	—	—
Other long-term liabilities	45	7,487	8,242
Total liabilities	96,639	93,491	97,321
Commitments and contingencies
Stockholders’ equity (deficit)
Preferred stock, $0.0001 par value, 20,000,000 shares authorized at June 30, 2022 and December 31, 2021, none issued or outstanding as of June 30, 2022 and December 31, 2021	—	—	—
Common stock, $0.0001 par value, 1,000,000,000 and 150,000,000 shares authorized at June 30, 2022 and December 31, 2021, respectively; 92,409,276 and 91,512,140 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	9	9	9
Additional paid-in capital	578,496	570,794	557,285
Accumulated deficit	(415,449)	(391,656)	(377,495)
Accumulated other comprehensive loss	(120)	(41)	12
Total stockholders’ equity	162,936	179,106	179,787
Total liabilities and stockholders’ equity	$259,575	$272,597	$277,108

The Honest Company, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	For the six months ended June 30,
	2022	2021
Cash flows from operating activities
Net loss	$(24,639)	$(24,518)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,386	2,117
Stock-based compensation	7,460	8,464
Other	3,253	93
Changes in assets and liabilities:
Accounts receivable, net	(5,289)	(4,601)
Inventories	(12,682)	(5,744)
Prepaid expenses and other assets	(450)	(4,507)
Accounts payable, accrued expenses and other long-term liabilities	8,844	(3,969)
Deferred revenue	44	58
Operating lease liabilities	(3,329)	—
Net cash used in operating activities	(25,402)	(32,607)
Cash flows from investing activities
Purchases of short-term investments	(11,294)	(54,009)
Proceeds from sales of short-term investments	—	25,362
Proceeds from maturities of short-term investments	26,957	9,207
Purchases of property and equipment	(743)	(100)
Net cash provided by (used in) investing activities	14,920	(19,540)
Cash flows from financing activities
Proceeds from initial public offering, net of underwriting commissions and discounts	—	96,517
Taxes paid related to net share settlement of equity awards	(37)	—
Dividends paid	—	(35,000)
Proceeds from exercise of stock options	122	328
Payment of initial public offering costs	—	(4,892)
Proceeds from 2021 Employee Stock Purchase Plan	157	—
Payments on finance lease liabilities	(203)	(568)
Net cash provided by financing activities	39	56,385
Net (decrease) increase in cash and cash equivalents	(10,443)	4,238
Cash and cash equivalents
Beginning of the period	50,791	37,200
End of the period	$40,348	$41,438

Reconciliation of cash and cash equivalents to the consolidated balance sheets
Cash and cash equivalents	$40,348	$41,438

Supplemental disclosures of noncash activities
Equipment acquired under capital lease obligations	$—	$95
Deferred IPO costs included in accounts payable and accrued expenses	$—	$585
Capital expenditures included in accounts payable and accrued expenses	$226	$9

The Honest Company, Inc.
Use of Non-GAAP Financial Measures
We prepare and present our condensed consolidated financial statements in accordance with GAAP. However, management believes that adjusted EBITDA, which is a non-GAAP financial measure, provide investors with additional useful information in evaluating our performance.

We calculate adjusted EBITDA as net income (loss), adjusted to exclude: (1) interest and other (income) expense, net; (2) income tax provision; (3) depreciation and amortization; (4) stock-based compensation expense, including payroll tax; (5) the IPO bonuses in the second quarter of 2021, including associated payroll taxes and expenses, and third-party costs associated with our IPO in 2021; and (6) in certain periods, litigation and settlement fees associated with certain non-ordinary course litigation.

Adjusted EBITDA is a financial measure that is not required by, or presented in accordance with GAAP. We believe that adjusted EBITDA, when taken together with our financial results presented in accordance with GAAP, provides meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of adjusted EBITDA is helpful to our investors as it is a measure used by management in assessing the health of our business, determining incentive compensation and evaluating our operating performance, as well as for internal planning and forecasting purposes.

Adjusted EBITDA is presented for supplemental informational purposes only, has limitations as analytical tools and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Some of the limitations of adjusted EBITDA include that (1) it does not reflect capital commitments to be paid in the future; (2) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and adjusted EBITDA does not reflect these capital expenditures; (3) it does not consider the impact of stock-based compensation expense; (4) it does not reflect other non-operating expenses, including interest expense; (5) it does not include the IPO bonuses, including associated payroll taxes and expenses, or third-party costs associated with the preparation of the IPO; (6) it does not reflect tax payments that may represent a reduction in cash available to us; and (7) does not include certain non-ordinary cash expenses that we do not believe are representative of our business on a steady-state basis. In addition, our use of adjusted EBITDA may not be comparable to similarly titled measures of other companies because they may not calculate adjusted EBITDA in the same manner, limiting its usefulness as a comparative measure. Because of these limitations, when evaluating our performance, you should consider adjusted EBITDA alongside other financial measures, including our net income (loss), revenue and other results stated in accordance with GAAP.

The following table presents a reconciliation of net income (loss), the most directly comparable financial measure stated in accordance with GAAP, to adjusted EBITDA, for each of the periods presented:

	For the three months ended June 30,		For the six months ended June 30,
(In thousands)	2022	2021	2022	2021
Reconciliation of Net Loss to Adjusted EBITDA
Net loss	$(10,012)	$(20,034)	$(24,639)	$(24,518)
Interest and other (income) expense, net	(747)	510	(686)	836
Income tax provision	20	22	40	44
Depreciation and amortization	666	1,027	1,386	2,117
Stock-based compensation	3,912	6,626	7,460	8,464
Securities litigation expense	783	—	995	—
Related IPO and other transaction-related expenses(1)	—	11,085	—	12,160
Payroll tax expense related to stock-based compensation	53	12	66	12
Adjusted EBITDA	$(5,325)	$(752)	$(15,378)	$(885)
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(1)    Includes IPO-related costs, including transaction-related third-party expenses, which are generally incremental costs incurred associated with the preparation of the IPO.